Teva Contacts:	OncoGenex Contacts:
Elana Holzman	Scott Cormack
Teva Pharmaceutical Industries Ltd.	President & CEO
972 (3) 926-7554	(604) 736-3678
Kevin Mannix	Jason Spark, Porter Novelli
Teva North America	Media and Investor Relations for OncoGenex
(215) 591-8912	(619) 849-6005
For Immediate Release
Teva Expands Innovative Pipeline with License Agreement
to Develop and Commercialize OncoGenex’ Late Stage Innovative
Treatment for Multiple Oncology Indications
— Phase III trials of OGX-011 in first- and second-line advanced prostate cancer and non-small cell lung cancer, expected to begin in 2010 and early 2011 —
— Significantly strengthens Teva’s oncology offerings with novel therapeutic designed to target resistance to cancer treatments —
JERUSALEM, ISRAEL, BOTHELL, WA and VANCOUVER, CANADA, December 21, 2009 — Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) and OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today that they have entered into a global license and collaboration agreement to develop and commercialize OGX-011, as well as an agreement to purchase shares in OncoGenex. OGX-011 is a Phase III cancer therapy designed to inhibit cancer treatment resistance. OGX-011 is expected to be used as adjunct therapy to enhance the effectiveness of chemotherapy and has shown promising results when added to currently available chemotherapies in several tumor types addressing a significant unmet medical need.
The agreement will further enhance Teva’s oncology offerings and strengthen its global branded product pipeline with a promising product candidate entering three Phase III trials involving large patient populations. Teva and OncoGenex will collaborate on a global Phase III clinical program, with two Phase III clinical trials expected to be initiated in 2010: a Phase III Study for Second-line Chemotherapy in Men with Metastatic Castrate Resistant Prostate Cancer (CRPC) and a Phase III Study in First-Line Chemotherapy for Metastatic CRPC. An additional Phase III Study in First-Line Treatment of Advanced, Unresectable Non-Small Cell Lung Cancer (NSCLC) is intended to be initiated by early 2011.
Under the terms of the collaboration and share purchase agreements, Teva will provide OncoGenex with a $60 million initial cash payment, which includes a $10 million equity investment in OncoGenex common stock at a price of $37.38 per share, upfront payment of $20 million and prepayment of $30 million for OncoGenex’s contribution to the development costs of OGX-011. OncoGenex will be eligible to receive up to $370 million in additional cash payments upon achievement of various milestones, including regulatory milestones and sales targets. In addition, OncoGenex will receive tiered royalties on sales of the product with the royalty percentage ranging from the mid-teens to the mid-twenties, depending upon the amount of net sales. Teva is responsible for all commercialization and development expenses. OncoGenex retains an option to co-promote OGX-011 in the U.S. and Canada.

“We see OGX-011 as a key component of our branded oncology medicines franchise, expanding our pipeline of existing oncology therapeutics and broadening the future available therapies made by Teva for oncology patients and care providers,” said Moshe Manor, Teva’s Group VP, Global Branded Products. “OGX-011 is supported by compelling data demonstrating the drug’s ability to benefit patients on top of several currently available chemotherapies in a number of oncology indications. In addition to prostate cancer, we are particularly enthusiastic about the therapeutic activity seen in the Phase II clinical trial in lung cancer.”
“Together with Teva, we have forged a strong path moving forward for the development of OGX-011 that commits significant cash investment to a broadened Phase III clinical development plan that includes first- and second-line castrate resistant prostate cancer as well as non-small cell lung cancer,” said Scott Cormack, President and CEO of OncoGenex. “The agreement provides us with capital resources for the development of OGX-011 through completion of the Phase III clinical trials and into product commercialization. We’re creating a solid foundation to maximize the broad potential of OGX-011 and bring this important treatment option to cancer patients.”
OncoGenex to Host Investor Conference Call Monday, December 21, 2009 at 8:30 a.m. ET
OncoGenex management will host a conference call at 8:30 a.m. Eastern Time Monday, December 21, 2009. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 888-747-4649 (U.S. & Canada) or 913-312-1507 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About Prostate Cancer
The National Cancer Institute estimates that in 2009, approximately 192,280 new cases of prostate cancer will be diagnosed in the U.S. As the most frequently diagnosed cancer among men, one in six men will be diagnosed with prostate cancer during their lifetime. It is estimated that in 2009 in the U.S., 27,360 deaths will result due to the disease.
About NSCLC Cancer
The National Cancer Institute estimates that in 2009, approximately 219,440 new cases of lung cancer will be diagnosed in the U.S. Non-small cell lung cancer accounts for approximately 85% of all lung cancer cases. With 159,390 deaths estimated for 2009 in the U.S., lung cancer remains responsible for the most cancer-related deaths in both men and women, representing 28% of all cancer-related deaths.
About OGX-011
OGX-011 is designed to inhibit the production of clusterin, a protein that is associated with cancer treatment resistance, and has completed Phase II clinical trials in prostate, lung and breast cancer. OGX-011 has received Fast Track designation from the FDA for the treatment of progressive metastatic prostate cancer in combination with docetaxel.
Clusterin is a protein that is over-produced in several types of cancer and in response to many cancer treatments, including hormone ablation therapy, chemotherapy and radiation therapy. Preclinical and other data suggest that clusterin promotes cell survival. Increased clusterin production has been linked to faster rates of cancer progression, treatment resistance and shorter survival duration. Since increased clusterin production is observed in many human cancers, including prostate, non-small cell lung, breast, ovarian, bladder, renal, pancreatic, anaplastic large cell lymphoma and colon cancers and melanoma, OGX-011 may have broad market potential to treat many cancer indications and disease stages.

About Teva
Teva Pharmaceutical Industries Ltd., headquartered in Israel, is the world’s leading generic pharmaceutical company and is among the top 20 pharmaceutical companies in the world. The Company develops, manufactures and markets generic and innovative human pharmaceuticals and active pharmaceutical ingredients, as well as animal health pharmaceutical products. Over 80 percent of Teva’s sales are in North America and Europe.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five Phase II clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase I clinical development; SN2310 has completed a Phase I clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to target and inhibit production of specific proteins which OncoGenex believes are important in tumor progression and treatment resistance. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.
More information about OncoGenex is available at www.oncogenex.com.
Teva’s Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: results of the phase III clinical trials involving OGX-011, the potential efficacy or future market or marketability of OGX-011, our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic equivalents, the extent to which we may obtain U.S. market exclusivity for certain of our new generic products and regulatory changes that may prevent us from utilizing exclusivity periods, potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic versions of Neurontin®, Lotrel®, Protonix® and Eloxatin®, the current economic conditions, competition from brand-name companies that are under increased pressure to counter generic products, or competitors that seek to delay the introduction of generic products, the effects of competition on our innovative products, especially Copaxone® sales, dependence on the effectiveness of our patents and other protections for innovative products, the impact of consolidation of our distributors and customers, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, our ability to achieve expected results though our innovative R&D efforts, the difficulty of predicting U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority approvals, the uncertainty surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based products, the regulatory environment and changes in the health policies and structures of various countries, supply interruptions or delays that could result from the complex manufacturing of our products and our global supply chain, our ability to successfully identify, consummate and integrate acquisitions, the potential exposure to product liability claims to the extent not covered by insurance, our exposure to fluctuations in currency, exchange and interest rates, significant operations worldwide that may be adversely affected by terrorism, political or economical instability or major hostilities, our ability to enter into patent litigation settlements and the intensified scrutiny by the U.S. government, the termination or expiration of governmental programs and tax benefits, impairment of intangible assets and goodwill, environmental risks, and other factors that are discussed in this report and in our other filings with the U.S. Securities and Exchange Commission (“SEC”).
OncoGenex’s Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning potential milestones, royalties and other payments that may be received by OncoGenex in the future, anticipated clinical and other product development activities and timing and costs of these activities, market potential for OGX-011 and success of activities to attain market approval and sales. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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